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                                                                    EXHIBIT 99.1

NEWS RELEASE

                                                          CONTACTS:
                                                          MARISA A. HEINE
                                                          PETER C. HARKINS
                                                          D.F. KING & CO., INC.
                                                          (212) 269-5550

FOR IMMEDIATE RELEASE

           THE COOPER COMPANIES, INC. RECEIVES REQUISITE CONSENTS TO
             PROPOSED AMENDMENTS AND WAIVER AND ACCEPTS $30,000,000 PRINCIPAL AMOUNT OF ITS DEBENTURES IN EXCHANGE OFFER;
                     PRELIMINARY PRORATION FACTOR ANNOUNCED

     FORT LEE, NEW JERSEY, January 7, 1994 . . . The Cooper Companies, Inc. (NYSE:COO) announced today that it had accepted for payment and exchange, on a pro rata basis, $30,000,000 principal amount of its 10 5/8% Convertible Subordinated Reset Debentures due 2005, pursuant to the terms of its exchange offer and consent solicitation which expired at 5 p.m., New York City time, yesterday. Under the terms of the offer, Debentureholders will receive $725 principal amount of the Company's new 10% Senior Subordinated Secured Notes due 2003 and $145 in cash for each $1,000 principal amount of Debentures accepted for payment and exchange.

     The exchange agent, IBJ Schroder Bank & Trust Company, has advised the Company that $36,769,000 aggregate principal amount of Debentures was validly tendered and not withdrawn by the expiration date, including $2,494,000 aggregate principal amount tendered pursuant to notices of guaranteed delivery, resulting in a preliminary proration factor of 81.59%, subject to adjustment as a result of rounding up to the next highest integral multiple of $1,000. The Company expects to announce the final proration factor and to pay for and exchange the accepted Debentures within eight New York Stock Exchange trading days. After giving effect to the exchange, the Company will have outstanding approximately $22,000,000 of new 10% Senior Subordinated Secured Notes and $9,400,000 of Debentures.

     The Company also announced that it had received consents from holders of a majority of the outstanding principal amount of Debentures not owned by the Company or its affiliates to certain proposed amendments eliminating or modifying various covenants in the indenture governing the Debentures and to the waiver of any defaults or events of default under the Debentures and indenture. The Company and the Trustee under the indenture, therefore, executed a supplemental indenture effecting such amendments. The effectiveness of the waiver eliminates, among other things, any default or event of default resulting from the Company's failure to purchase $15 million principal amount of Debentures under the terms of an indenture covenant which has been eliminated by the amendments.

     Robert S. Weiss, the Company's Chief Financial Officer, said, 'We are pleased with the conclusion of the exchange offer and consent solicitation which not only resolves the problems with the Debentures, but also eliminates the possibility of termination by Medical Engineering Corporation, a subsidiary of Bristol-Myers Squibb Company, of the Company's settlement agreement entered into last September relating to the breast implant litigation. While the Company awaits resolution of the various charges brought by the U.S. Attorney and the Securities and Exchange Commission, we have now successfully resolved two of the Company's major financial problems.'

     NOTE TO EDITOR: The principal subsidiaries of The Cooper Companies, Inc. are CooperVision, Inc., CooperVision Pharmaceuticals, Inc., CooperSurgical, Inc. and Hospital Group of America, Inc.
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